Exhibit (a)(1)(A)

CHEMTURA CORPORATION

Offer to Purchase for Cash

Shares of Its Common Stock for an Aggregate Purchase Price

of Not More Than $300.0 Million

at a Per Share Purchase Price Not Less Than $21.50 Per Share

Nor Greater Than $24.50 Per Share

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT THE END OF THE DAY,

12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 1, 2014,

UNLESS THE OFFER IS EXTENDED OR TERMINATED

(SUCH TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION TIME”).

Chemtura Corporation, a Delaware corporation (the “Company,” “Chemtura,” “we,” “our” or “us”), is offering to purchase for cash by means of a “modified Dutch auction” (described below) shares of its common stock, par value $0.01 per share, pursuant to (i) auction tenders at prices specified by the tendering stockholders of not less than $21.50 nor greater than $24.50 per share (“Auction Tenders”), or (ii) purchase price tenders (“Purchase Price Tenders”), in either case upon the terms and subject to the conditions described in this Offer to Purchase and in the related letter of transmittal (the “Letter of Transmittal,” and together with this Offer to Purchase, as they may be amended or supplemented from time to time, the “Offer”). We are offering to purchase shares having an aggregate purchase price of no more than $300.0 million. Stockholders who wish to tender shares without specifying a price at which such shares may be purchased by the Company should make a Purchase Price Tender. Under a Purchase Price Tender, shares will be purchased, upon the terms and subject to the conditions of the Offer, at the Purchase Price (as defined below) determined as provided herein. Stockholders who validly tender shares without specifying whether they are making an Auction Tender or a Purchase Price Tender will be deemed to have made a Purchase Price Tender.

After the Expiration Time, we will, upon the terms and subject to the conditions of the Offer, determine a single price per share (the “Purchase Price”), which will be not less than $21.50 and not more than $24.50 per share, that we will pay for shares of our common stock, par value $0.01 per share, validly tendered in the Offer and not validly withdrawn. The Purchase Price will be the lowest price per share of not less than $21.50 and not more than $24.50 per share that will enable the Company to purchase the maximum number of shares validly tendered in the Offer and not validly withdrawn having an aggregate purchase price of no more than $300.0 million. Only shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase in the Offer. Shares validly tendered pursuant to an Auction Tender at a price specified in the Auction Tender that is greater than the Purchase Price will not be purchased. Upon the terms and subject to the conditions of the Offer, if shares having an aggregate purchase price of less than $300.0 million are validly tendered and not validly withdrawn, we will buy all shares validly tendered and not validly withdrawn. Because of the proration, “odd lot” priority and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the Purchase Price may not be purchased if more than the number of shares having an aggregate purchase price of $300.0 million are validly tendered at or below the Purchase Price and not validly withdrawn.

Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $21.50 per share, the minimum Purchase Price under the Offer, the approximate number of shares that will be purchased under the Offer is 14.0 million. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $24.50 per share, the maximum Purchase Price under the Offer, the approximate number of shares that will be purchased under the Offer is 12.2 million.

In addition, if more than $300.0 million in value of shares are tendered in the Offer at or below the Purchase Price, the Company reserves the right to accept for purchase at the Purchase Price pursuant to the Offer up to an additional 2% of its outstanding shares without extending the Expiration Time.

The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to a number of other terms and conditions, including the Chemtura AgroSolutions Sale Condition (as defined herein). See Section 7.

Our common stock is listed on The New York Stock Exchange (the “NYSE”) and trades under the symbol “CHMT.” On October 29, 2014, the reported closing price of our common stock on the NYSE was $22.36 per share. You are urged to obtain current market quotations for our common stock before deciding whether, and at what price or prices, to tender your shares pursuant to the Offer. See Section 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

The Dealer Manager for the Offer is:

Wells Fargo Securities, LLC

Offer to Purchase, dated October 31, 2014

IMPORTANT

The Company’s Board of Directors has authorized the Offer. However, none of the Company, the Company’s Board of Directors, the Dealer Manager, the Depositary or the Information Agent makes any recommendation to you as to whether to tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. We have not authorized any person to make any such recommendation. You must make your own decisions as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. See Section 2. You are urged to discuss your decisions with your own tax advisor, financial advisor and/or broker.

Our directors and executive officers do not intend to tender their shares in the Offer. We are not aware of any of our affiliates that intend to tender any shares in the Offer. See Section 11.

If you want to tender all or any portion of your shares, you must do one of the following prior to the Expiration Time:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

•	if you hold certificates in your own name, complete and sign a Letter of Transmittal in accordance with its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Offer, at the address shown on the Letter of Transmittal;

•	if you are an institution participating in The Depository Trust Company (“DTC”) and you hold your shares through DTC, tender your shares according to the procedures for book-entry transfer described in Section 3; or

•	if you are a holder of vested options to purchase shares of our common stock, subject to Company policies and practices, you may exercise your vested options to purchase shares and tender such shares in the Offer; however, we suggest that you exercise your vested options at least five business days prior to the date on which the Expiration Time is initially scheduled to occur (which, unless the Offer is extended, will require you to exercise such options no later than 5:00 p.m., New York City time, on November 21, 2014) in order to provide you with sufficient time to validly tender the shares in the Offer. Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason.

If you want to tender your shares but your certificates for the shares are not immediately available, or cannot be delivered to the Depositary within the required time, or you cannot comply with the procedure for book-entry transfer on a timely basis or your other required documents cannot be delivered to the Depositary prior to the Expiration Time, you may still tender your shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

Under a Purchase Price Tender, shares will be purchased upon the terms and subject to the conditions of the Offer, at the Purchase Price. If you wish to maximize the chance that your shares will be purchased by us, you should validly tender your shares pursuant to a Purchase Price Tender. Shares tendered pursuant to Purchase

Price Tenders will be deemed to have been tendered at a price of $21.50 per share (which is the minimum price per share under the Offer) for purposes of determining the Purchase Price. Accordingly, Purchase Price Tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price in the Offer.

We are not making the Offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on our behalf by the Dealer Manager or one or more registered brokers or dealers, which are licensed under the laws of such jurisdiction.

Questions and requests for assistance may be directed to Georgeson Inc., the information agent for the Offer (the “Information Agent”), and Wells Fargo Securities, LLC, the dealer manager for the Offer (the “Dealer Manager”), at their respective telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone numbers and address on the back cover page of this Offer to Purchase. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the Offer or as to the price or prices at which you may choose to tender your shares in the Offer. You should rely only on the information contained in this Offer to Purchase and in the Letter of Transmittal or in documents to which we have referred you. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of Chemtura or any of its subsidiaries or affiliates since the date hereof. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Dealer Manager, the Depositary or the Information Agent.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary term sheet highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents relating to the Offer. We have, where applicable, included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase the shares of common stock?

The issuer of the shares, Chemtura Corporation, is offering to purchase the shares.

What will be the Purchase Price for the shares and what will be the form of payment?

We are conducting an offer by means of a procedure commonly called a “modified Dutch auction.” Upon the terms and subject to the conditions of the Offer, we are offering to purchase for cash shares of our common stock, par value $0.01 per share, pursuant to (i) Auction Tenders at prices specified by the tendering stockholders of not less than $21.50 nor greater than $24.50 per share or (ii) Purchase Price Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $21.50 per share (which is the minimum price per share under the Offer) for purposes of determining the Purchase Price. We are offering to purchase shares having an aggregate purchase price of no more than $300.0 million. Promptly after the end of the day, 12:00 midnight, New York City time, on December 1, 2014, unless the Offer is extended or terminated (such time, as it may be extended, the “Expiration Time”), we will, upon the terms and subject to the conditions of the Offer, determine a single price per share, the Purchase Price, which will be not less than $21.50 and not more than $24.50 per share, that we will pay for shares validly tendered in the Offer and not validly withdrawn, taking into account the number of shares tendered pursuant to Auction Tenders and pursuant to Purchase Price Tenders and the prices specified by stockholders tendering shares pursuant to Auction Tenders.

The Purchase Price will be the lowest price per share of not less than $21.50 and not more than $24.50 per share that will enable us to purchase the maximum number of shares validly tendered and not validly withdrawn in the Offer having an aggregate purchase price of no more than $300.0 million. We will publicly announce the Purchase Price promptly after we have determined it and, upon the terms and subject to the conditions of the Offer (including the proration provisions), we will pay the Purchase Price in cash, subject to applicable withholding and without interest, to all stockholders whose shares are accepted for payment pursuant to the Offer. See Section 1.

How many shares of its common stock is Chemtura offering to purchase?

We are offering to purchase, at the Purchase Price, shares of common stock validly tendered in the Offer and not validly withdrawn up to a maximum aggregate purchase price of $300.0 million. Because the Purchase Price will only be determined after the Expiration Time, the number of shares that will be purchased will not be known until after that time. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $21.50 per share, the minimum Purchase Price under the Offer, the number of shares that will be purchased under the Offer is 13,953,488. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $24.50 per share, the maximum Purchase Price under the Offer, the number of shares that will be purchased under the Offer is 12,244,897. Assuming that the Offer is fully subscribed, the maximum of 13,953,488 shares that the Company is offering to purchase under the Offer represents approximately 16.2% of the total number of shares issued and outstanding as of October 15, 2014. Assuming the Offer is fully subscribed, the minimum of 12,244,897 shares that the Company is offering to purchase under the Offer represents approximately 14.2% of the total number of shares issued and outstanding as of October 15, 2014.

In addition, if more than $300.0 million in value of shares are tendered in the Offer at or below the Purchase Price, we reserve the right to accept for purchase at the Purchase Price pursuant to the Offer up to an additional 2% of our outstanding shares without extending the Expiration Time. See Section 1.

The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to a number of other terms and conditions, including the Chemtura AgroSolutions Sale Condition (as defined below). See Section 7.

How will Chemtura pay for the shares?

We expect to fund the share purchases in the Offer using the proceeds from the sale of our agrochemicals business, Chemtura AgroSolutions to Platform Specialty Products Corporation (the “Chemtura AgroSolutions Sale”). The Offer is conditioned upon the closing of the Chemtura AgroSolutions Sale (the “Chemtura AgroSolutions Sale Condition”), meaning that if the Chemtura AgroSolutions Sale does not occur, we will not be required to close the Offer. See Sections 7 and 9. The Chemtura AgroSolutions Sale is currently expected to close at least five business days prior to the Expiration Time. If the Chemtura AgroSolutions Sale Condition has not been satisfied when there are five business days remaining in the Offer, we plan to amend the Tender Offer Statement on Schedule TO (the “Schedule TO”) to disclose any material change in our plans with respect to financing the Offer and will provide for any extensions to the Offer that may be necessary.

How long do I have to tender my shares?

You may tender your shares until the Offer expires at the Expiration Time. The Offer will expire at the end of the day, 12:00 midnight, New York City time, on December 1, 2014, unless we extend or terminate the Offer.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that they will have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Sections 1 and 3.

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

We can extend the Expiration Time for the Offer in our sole discretion at any time, subject to applicable laws. We may, however, decide not to extend the Expiration Time for the Offer. If we were to extend the Expiration Time for the Offer, we cannot indicate, at this time, the length of any extension that we may provide. If we extend the Expiration Time for the Offer, we will delay the acceptance of any shares that have been tendered, and any shares that have been previously tendered may be withdrawn up until the Expiration Time, as so extended. We can also amend or terminate the Offer, subject to applicable law. See Sections 4, 7 and 15.

How will I be notified if the Offer is extended, amended or terminated?

If the Expiration Time for the Offer is extended, we will issue a press release announcing the extension and the new Expiration Time no later than 9:00 a.m., New York City time, on the first business day after the last previously scheduled Expiration Time. We will announce any amendment to or termination of the Offer by issuing a press release announcing the amendment or termination. See Section 15.

What is the purpose of the Offer?

Our Board of Directors believes that the Offer represents a prudent use of our financial resources in light of our business profile, assets, current indebtedness and debt capacity. At September 30, 2014, we had working capital of $786 million and long-term debt of $793 million. The primary purpose of the Offer is to return cash to our stockholders by providing them with the opportunity to tender all or a portion of their shares and, thereby, receive a return of some or all of their investment if they so elect. In addition, if we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations.

Assuming the completion of the Offer and the Chemtura AgroSolutions Sale, we believe that our anticipated cash flow from operations, our financial condition and our access to credit and capital markets will be adequate for our needs. However, actual results may differ significantly from our expectations. See “Forward-Looking Statements.” In considering the Offer, our management and our Board of Directors took into account the expected financial impact of the Offer on our liquidity.

After the completion or termination of the Offer, we may purchase additional shares in the open market subject to market conditions. We may also purchase shares in private transactions, exchange offers, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. However, Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least 10 business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of the Offer, our business and financial position and general economic and market conditions. As previously disclosed, our Board of Directors has currently authorized us to make up to $200.0 million in additional future purchases, under our share repurchase program (assuming $300.0 million is purchased pursuant to the Offer). The program, which does not obligate us to repurchase any particular amount of common stock, may be modified or suspended at any time at the discretion of our Board of Directors. See Section 2.

What are the conditions to the Offer?

Our obligation to accept and purchase and pay for shares tendered in the Offer depends upon a number of conditions that must be satisfied or waived prior to the Expiration Time, including that:

•	the Chemtura AgroSolutions Sale Condition shall have been satisfied;

•	no action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic or foreign, before any court, authority, agency, other tribunal or arbitrator or arbitration panel shall have been instituted or shall be pending, nor shall we have received notice of any such action, that directly or indirectly (1) challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer or (2) seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the shares;

•	our acceptance for payment, purchase or payment for any shares tendered in the Offer shall not violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

•	no action shall have been taken nor any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority or body, domestic or foreign, which (1) indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder or (2) is reasonably likely to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

•	no decrease of more than 10% in the market price for our common stock or in the Dow Jones Industrial Average, the New York Stock Exchange Index, the New York Stock Exchange Composite Index, the NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on October 30, 2014 shall have occurred;

•	no general suspension of trading in securities on any United States national securities exchange or in the over-the-counter market, declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States shall have occurred;

•	no commencement or escalation, on or after October 30, 2014, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism involving the United States;

•	no change, condition, event or development, or any condition, event or development involving a prospective change, occurs, is discovered, or is threatened relating to (i) general political, market, economic, financial or industry conditions in the United States or (ii) our business, general affairs, management, financial position, stockholders equity, income, results of operations, properties, assets, liabilities, condition (financial or otherwise), income, operations, licenses, permits, or prospects or in ownership of our shares, which in our reasonable judgment is or may be materially adverse to us or otherwise makes it inadvisable for us to proceed with the Offer;

•	in the case of any of the matters described in the preceding three bullets existing at the time of the announcement of the Offer, as applicable, no material acceleration or worsening thereof;

•	no tender or exchange offer for any or all of our outstanding common stock (other than the Offer), or any material merger, amalgamation, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed, nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a material merger, amalgamation, acquisition, business combination or other similar transaction;

•	we shall not have learned after the date of this Offer to Purchase that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding common stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the Securities and Exchange Commission (the “SEC”) on or before October 30, 2014), (2) who has filed a Schedule 13D or Schedule 13G with the SEC on or before October 30, 2014 has acquired or proposes to acquire, whether through the acquisition of shares, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of our common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 1% or more of our outstanding common stock or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•	no approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent or notice, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us;

v

•	neither Standard & Poor’s nor Moody’s shall have downgraded or withdrawn the rating accorded any of the Company’s or its subsidiaries’ indebtedness; or

•	we shall not have determined that the consummation of the Offer and the purchase of the shares pursuant to the Offer is likely, in our reasonable judgment, to cause our common stock to be delisted from the NYSE or eligible for deregistration under the Exchange Act.

See Section 7.

How will the Offer affect the number of our shares outstanding and the number of record holders?

As of October 15, 2014, we had 86,159,932 issued and outstanding shares. At the minimum Purchase Price of $21.50 per share, we would purchase 13,953,488 shares if the Offer is fully subscribed, which would represent approximately 16.2% of our outstanding shares as of October 15, 2014. At the maximum Purchase Price of $24.50 per share, we would purchase 12,244,897 shares if the Offer is fully subscribed, which would represent approximately 14.2% of our outstanding shares as of October 15, 2014. If the Offer is fully subscribed at the minimum Purchase Price, we will have 72,206,444 shares outstanding immediately following the purchase of shares tendered in the Offer.

If the Offer is fully subscribed at the maximum Purchase Price, we will have 73,915,035 shares outstanding immediately following the purchase of shares tendered in the Offer. The actual number of shares outstanding immediately following completion of the Offer will depend on the number of shares tendered and purchased in the Offer as well as the Purchase Price for such shares. See Section 2.

If any of our stockholders:

•	who hold shares in their own name as holders of record; or

•	who are “registered holders” as participants in the DTC’s system whose names appear on a security position listing,

tender their Shares in full and that tender is accepted in full, then the number of our record holders would be reduced. See Section 2.

Stockholders who do not have their shares purchased in the Offer will realize a proportionate increase in their relative ownership interest in the Company following the purchase of shares pursuant to the Offer. See Section 2.

Will the Company continue as a public company following the Offer?

Yes. We believe that our purchase of shares pursuant to the Offer will not result in delisting of the remaining shares on the NYSE or the remaining shares becoming eligible for termination of registration under the Exchange Act and we have included a condition to that effect in the Offer. See Sections 2, 7 and 12.

How do I tender my shares?

If you want to tender all or any portion of your shares, you must do one of the following prior to the Expiration Time:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

•	if you hold certificates in your own name, complete and sign a Letter of Transmittal in accordance with its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Offer, at one of the addresses shown on the Letter of Transmittal;

•	if you are an institution participating in DTC and you hold your shares through DTC, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase; or

•	if you are a holder of vested options to purchase shares of our common stock, subject to Company policies and practices, you may exercise your vested options to purchase shares and tender such shares in the Offer; however, we suggest that you exercise your vested options at least five business days prior to the Expiration Time (which, unless the Offer is extended, will require you to exercise such options no later than 5:00 p.m., New York City time, on November 21, 2014) in order to provide you with sufficient time to validly tender the shares in the Offer. Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason.

In accordance with Instructions 4 and 5 to the Letter of Transmittal, each stockholder who is not tendering through DTC and who desires to tender shares in the Offer must either check (1) one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Auction Price Tender: Price (in Dollars) per Share at Which Shares are Being Tendered,” indicating the price (in increments of $0.10) at which shares are being tendered, or (2) the box in the section of the Letter of Transmittal captioned “Purchase Price Tender,” in which case you will be deemed to have tendered your shares at the minimum price of $21.50 per share.

If tendering stockholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Purchase Price Tender.” Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $21.50 per share (which is the minimum price per share under the Offer) for purposes of determining the Purchase Price. Accordingly, Purchase Price Tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price in the Offer. See Section 8 for recent market prices for shares of our common stock.

If you want to tender your shares but (1) your certificates for the shares are not immediately available, or cannot be delivered to the Depositary within the required time, (2) you cannot comply with the procedure for book-entry transfer on a timely basis or (3) your other required documents cannot be delivered to the Depositary prior to the Expiration Time, you may still tender your shares if you comply prior to the Expiration Time with the guaranteed delivery procedure described in Section 3.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

May I tender only a portion of the shares that I hold?

Yes. You do not have to tender all of the shares that you own to participate in the Offer.

How do holders of vested stock options for shares participate in the Offer?

Options to purchase shares of our common stock cannot be tendered in the Offer. If you hold vested but unexercised options, you may exercise such options in accordance with the terms of our equity-based compensation plans and the Company’s policies and practices, and tender the shares received upon such exercise in accordance with the Offer. Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you based on your stock option exercise prices and the expiration date of your options, the range of tender prices and the provisions for pro rata purchases by Chemtura described in Section 1. We strongly encourage optionholders to discuss the Offer with their own tax advisors, financial advisors and/or brokers.

Please be advised that it is the optionholder’s responsibility to tender shares in the Offer to the extent such holder wants to participate and it may be difficult to secure delivery of shares issued pursuant to the exercise of vested stock options in a time period sufficient to allow tender of those shares prior to the Expiration Time. Accordingly, we suggest that you exercise your vested options and satisfy the exercise price for such shares in accordance with the terms of the related stock option plan and option agreement and Company policies and practices at least five business days prior to the date on which the Expiration Time is initially scheduled to occur (which, unless the Offer is extended, means you should exercise your vested stock options and satisfy the related exercise price no later than 5:00 p.m., New York City time, on November 21, 2014). Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. See Section 3.

May holders of restricted stock awards participate in the Offer?

Holders of restricted stock awards may not tender such restricted stock in the Offer unless and until such shares have vested and the restrictions on such shares have lapsed. See Section 3.

May holders of restricted stock unit awards participate in the Offer?

Holders of restricted stock unit awards may not tender such units in the Offer. See Section 3.

In what order will Chemtura purchase the tendered shares?

If the terms and conditions of the Offer have been satisfied or waived and shares having an aggregate purchase price of less than $300.0 million are validly tendered and not validly withdrawn, we will buy all shares validly tendered and not validly withdrawn.

If the terms and conditions of the Offer have been satisfied or waived and shares having an aggregate purchase price in excess of $300.0 million, measured at the maximum price at which such shares were validly tendered, have been validly tendered and not validly withdrawn prior to the Expiration Time of the Offer, we will purchase shares in the following order of priority:

•	First, all shares owned in “odd lots” (less than 100 shares) all of which have been validly tendered at or below the Purchase Price (and not validly withdrawn prior to the Expiration Time);

•	Second, all other tendered shares (other than conditionally tendered shares for which the condition was not satisfied) validly tendered at or below the Purchase Price (and not validly withdrawn prior to the Expiration Time), on a pro rata basis if necessary, with appropriate adjustments to avoid the purchase of fractional shares, until we have purchased shares resulting in an aggregate purchase price of $300.0 million; and

•

Third, if necessary to permit us to purchase shares having an aggregate purchase price of $300.0 million, such shares conditionally tendered at or below the Purchase Price (and not validly withdrawn prior to the

Expiration Time) for which the condition was not initially satisfied, to the extent feasible, by random lot (to be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares). See Sections 1 and 6.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

If you own, beneficially or of record, fewer than 100 shares in the aggregate, you validly tender all of these shares at or below the Purchase Price prior to the Expiration Time (and do not validly withdraw such shares) and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, and all conditions to the Offer are satisfied or waived, we will purchase all of your shares without subjecting them to proration. See Section 1.

Once I have tendered shares in the Offer, can I withdraw my tender?

Yes. You may withdraw your tendered shares at any time prior to the Expiration Time. In addition, unless we have already accepted your tendered shares for payment, you may withdraw your tendered shares at any time after the end of the day, 12:00 midnight, New York City time, on December 1, 2014. See Section 4.

How do I withdraw shares previously tendered?

To validly withdraw tendered shares, you must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the Depositary, at its address set forth on the back cover page of this Offer to Purchase, while you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn, the price at which such shares were tendered, if an Auction Tender is being withdrawn, and the name of the registered holder of such shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your shares. You should note that your broker, dealer, commercial bank, trust company or other nominee through which you have tendered shares, will likely have an earlier deadline than the Expiration Time for you to act to instruct them to withdraw a tender pursuant the Offer. See Section 4.

Has Chemtura or its Board of Directors adopted a position on the Offer?

While our Board of Directors has authorized the Offer, it has not, nor has the Company, the Dealer Manager, the Information Agent or the Depositary made, and they are not making, any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. You must make your own decisions as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. You are urged to discuss your decisions with your own tax advisor, financial advisor and/or broker. See Section 2.

Do Chemtura directors or executive officers or affiliates intend to tender their shares in the Offer?

Our directors and executive officers do not intend to tender their shares in the Offer. We are not aware of any of our affiliates that intend to tender any shares in the Offer. See Section 11.

What will happen if I do not tender my shares?

Stockholders who do not participate in the Offer will retain their shares and, if the Company completes the Offer, their relative ownership interest in the Company will automatically increase. See Section 2.

When and how will Chemtura pay for my tendered shares that are accepted for purchase pursuant to the Offer?

We will pay the Purchase Price in cash, less any applicable withholding taxes and without interest, for the shares we purchase promptly after the expiration of the Offer and the acceptance of the shares for payment.

We will pay for the shares accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the expiration of the Offer. We expect that it may take up to five business days after the Expiration Time to calculate the final proration factor, if any, and begin paying for tendered shares. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment pursuant to the Offer. See Section 5.

What is the recent market price for the Company’s common stock?

On October 29, 2014, the reported closing price of our common stock on the NYSE was $22.36 per share. You are urged to obtain current market quotations for our common stock before deciding whether, and at what price or prices, to tender your shares pursuant to the Offer. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my shares?

If you are a holder of record of your shares and you tender your shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee and that person tenders shares on your behalf, that person may charge you a fee or commission for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any such charges will apply. See Section 3.

What is the accounting treatment of the Offer?

The accounting for the purchase of shares pursuant to the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of the shares we purchase and a corresponding reduction in our cash and cash equivalents. See Section 2.

I am a United States stockholder. What are the United States federal income tax consequences if I tender my shares?

Generally, if you are a United States Holder (as defined in Section 14), you will be subject to United States federal income taxation when you receive cash from us in exchange for the shares you tender. Your receipt of cash for your tendered shares will generally be treated for United States federal income tax purposes as either (1) consideration received in a sale or exchange of tendered shares or (2) a distribution with respect to such shares. See Sections 3 and 14.

EACH STOCKHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO SUCH STOCKHOLDER WITH RESPECT TO THE OFFER.

I am a Non-United States stockholder. What are the United States federal income tax consequences if I tender my shares?

If you are a Non-United States Holder (as defined in Section 14), your receipt of cash for your tendered shares will generally be treated for United States federal income tax purposes as either (1) consideration received in a sale or exchange of tendered shares or (2) a distribution with respect to such shares. If the receipt of cash by you is treated as consideration received in a sale or exchange of your tendered shares, and you are not engaged in

x

a trade or business in the United States, you generally will not be subject to United States federal income taxation on the receipt of such cash, subject to certain exceptions. However, if the receipt of cash is treated as a distribution with respect to your tendered shares, you may be subject to tax on the portion of such distribution treated as a “dividend” for United States federal income tax purposes at a rate of 30% (or a lower rate pursuant to an applicable income tax treaty). The tax treatment of the receipt of cash depends upon facts which may be unique as to each stockholder. See Section 14. Therefore, we and the Depositary, or other withholding agent, will generally presume that all amounts paid to Non-United States stockholders in exchange for their shares are dividend distributions, and as to each Non-United States stockholder, United States federal income tax will be withheld at a 30% rate unless such stockholder provides documentation pursuant to which the Depositary, or other withholding agent, may determine that an exemption from, or reduction of, such withholding applies. If tax has been withheld but the receipt of cash for your tendered shares is treated as consideration received in a sale or exchange, then, in an appropriate case, you may apply to the Internal Revenue Service (“IRS”) for a refund of such withheld amount. See Sections 3 and 14 for a more detailed discussion of the tax treatment of the Offer.

EACH STOCKHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO SUCH STOCKHOLDER WITH RESPECT TO THE OFFER.

Will I have to pay a stock transfer tax if I tender my shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the tendered shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

Whom do I contact if I have questions about the Offer?

For additional information or assistance, you may contact Georgeson Inc., the Information Agent, or Wells Fargo Securities, LLC, the Dealer Manager for the Offer, in each case at the telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at its telephone numbers and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to stockholders additional copies of these materials at the Company’s expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains or incorporates by reference “forward-looking statements” within the meaning of the federal securities laws. We use words such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions to identify forward-looking statements. Such statements include, among others, those concerning our expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include, but are not limited to:

•	The cyclical nature of the global chemicals industry;

•	Increases in the price of raw materials or energy and our ability to recover cost increases through increased selling prices for our products;

•	Disruptions in the availability of raw materials or energy;

•	Our ability to implement our growth strategies in rapidly growing markets and faster growing regions;

•	Our ability to execute timely upon our portfolio management strategies and mid and long range business plans;

•	The receipt of governmental and other approvals associated with the Chemtura AgroSolutions Sale and the successful fulfillment of all other closing conditions for such a transaction without unexpected delays or conditions;

•	The successful closing of the Chemtura AgroSolutions Sale and the separation of that business from the rest of our businesses;

•	Declines in general economic conditions;

•	The ability to comply with product registration requirements of regulatory authorities, including the United States Food and Drug Administration (the “FDA”) and European Union REACh legislation;

•	The effect of adverse weather conditions;

•	Demand for Chemtura AgroSolutions segment products being affected by governmental policies;

•	Current and future litigation, governmental investigations, prosecutions and administrative claims;

•	Environmental, health and safety regulation matters;

•	Federal regulations aimed at increasing security at certain chemical production plants;

•	Significant international operations and interests;

•	Our ability to maintain adequate internal controls over financial reporting;

•	Exchange rate and other currency risks;

•	Our dependence upon a trained, dedicated sales force;

•	Operating risks at our production facilities;

•	Our ability to protect our patents or other intellectual property rights;

•	Whether our patents may provide full protection against competing manufacturers;

•	Our ability to remain technologically innovative and to offer improved products and services in a cost-effective manner;

•	Our ability to reduce the risks of cyber incidents and protect our information technology;

•	Our unfunded and underfunded defined benefit pension plans and post-retirement welfare benefit plans;

•	Risks associated with strategic acquisitions and divestitures;

•	Risks associated with possible climate change legislation, regulation and international accords;

•	The ability to support the carrying value of the goodwill and long-lived assets related to our businesses;

•	Whether we repurchase any additional shares of our common stock that our Board of Directors have authorized us to purchase and the terms on which any such repurchases are made; and

•	Other risks and uncertainties described in our filings with the Securities and Exchange Commission including Item 1A, Risk Factors, in our Annual Report on Form 10-K.

These statements are based on our estimates and assumptions and on currently available information. The forward-looking statements include information concerning our possible or assumed future results of operations, and our actual results may differ significantly from the results discussed.

The forward-looking statements contained in this Offer to Purchase also include statements related to the consummation of the Offer, which is subject to, and conditioned upon, the satisfaction or waiver of certain conditions, including the Chemtura AgroSolutions Sale Condition and other customary conditions. There can be no assurance that the Chemtura AgroSolutions Sale Condition will be satisfied or that the Offer will ultimately be consummated as described or at all.

Forward-looking statements speak only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

INTRODUCTION

To the Stockholders of Chemtura Corporation:

Chemtura Corporation invites its stockholders to tender their common stock, par value $0.01 per share, of the Company for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the Letter of Transmittal, we are offering to purchase shares of common stock pursuant to (i) Auction Tenders at prices specified by the tendering stockholders of not less than $21.50 nor greater than $24.50 per share, or (ii) Purchase Price Tenders. We are offering to purchase shares having an aggregate Purchase Price of no more than $300.0 million.

The Offer will expire at the end of the day, 12:00 midnight, New York City time, on December 1, 2014, unless the Offer is extended or terminated by us (such time, as it may be extended, the “Expiration Time”).

After the Expiration Time, assuming the conditions to the Offer have been satisfied or waived, we will determine a single price per share, the Purchase Price, which will be not less than $21.50 and not more than $24.50 per share, that we will pay for shares validly tendered in the Offer and not validly withdrawn, taking into account the number of shares tendered pursuant to Auction Tenders and pursuant to Purchase Price Tenders and the prices specified by stockholders tendering shares pursuant to Auction Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $21.50 per share (which is the minimum price per share under the Offer) for purposes of determining the Purchase Price. The Purchase Price will be the lowest price per share of not less than $21.50 and not more than $24.50 per share that will enable us to purchase the maximum number of shares validly tendered in the Offer and not validly withdrawn having an aggregate purchase price of no more than $300.0 million. Shares validly tendered pursuant to an Auction Tender will not be purchased if the price specified in the Auction Tender is greater than the Purchase Price. All shares purchased pursuant to the Offer will be purchased at the same Purchase Price regardless of whether the stockholder tendered at a lower price.

Only shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase. Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Time. See Sections 3 and 4.

Unless tendering directly through DTC, stockholders must complete, among other items, the section of the Letter of Transmittal relating to the price at which they are tendering shares in order to validly tender shares. Stockholders who validly tender shares without specifying whether they are making an Auction Tender or a Purchase Price Tender will be deemed to have made a Purchase Price Tender. Any stockholder not tendering directly through DTC who wishes to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are being tendered. A stockholder tendering shares through DTC using DTC’s Automated Tender Offer Program (“ATOP”) who wishes to tender shares at more than one price must complete a separate ATOP transfer with respect to the shares to be tendered at each price. The same shares cannot be tendered at more than one price, unless such shares have been previously and validly withdrawn. See Sections 3 and 4.

The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.

The Company’s Board of Directors has authorized the Offer. However, none of the Company, the Company’s Board of Directors, the Dealer Manager, the Depositary or the Information Agent makes any recommendation to you as to whether to tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. We have not authorized any person to make any such recommendation. You must make your own decisions as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. See Section 2. You are urged to discuss your decisions with your own tax advisor, financial advisor and/or broker.

Upon the terms and subject to the conditions of the Offer, if shares having an aggregate purchase price of less than $300.0 million are validly tendered and not validly withdrawn, we will buy all shares validly tendered and not validly withdrawn. Upon the terms and subject to the conditions of the Offer, if the number of shares validly tendered at or below the Purchase Price and not validly withdrawn prior to the Expiration Time would result in an aggregate purchase price of more than $300.0 million, we will purchase shares:

•	First, from all holders of “odd lots” of less than 100 shares who validly tender all of their shares at or below the Purchase Price, and do not validly withdraw them prior to the Expiration Time;

•	Second, from all other stockholders (except for stockholders who tendered shares conditionally for which the condition was not satisfied) who validly tender shares at or below the Purchase Price, and do not validly withdraw them prior to the Expiration Time, on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional shares, until we have purchased shares resulting in an aggregate purchase price of $300.0 million; and

•	Third, only if necessary to permit us to purchase shares resulting in an aggregate purchase price of $300.0 million, from holders who validly tender shares at or below the Purchase Price (and do not validly withdraw them prior to the Expiration Time) conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have validly tendered and not validly withdrawn all of their shares prior to the Expiration Time. See Sections 1 and 6.

Because of the “odd lot” priority, proration and conditional tender provisions described above, we may not purchase all of the shares that you tender even if you tender them at or below the Purchase Price. See Section 1.

The Purchase Price will be paid to stockholders whose shares are accepted for payment in cash, less any applicable withholding taxes and without interest. Tendering stockholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, except as set forth in Section 5 hereof, stock transfer taxes on the purchase of shares by us pursuant to the Offer. Stockholders holding shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee are urged to consult their broker, dealer, commercial bank, trust company or other nominee to determine whether any charges may apply if stockholders tender shares through such nominees and not directly to the Depositary. See Section 3.

Any tendering stockholder or other payee who is a United States Holder (as defined in Section 14) and who fails to complete, sign and return to the Depositary, or other withholding agent, the IRS Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to United States federal income tax backup withholding (currently at a rate of 28%) of the gross proceeds paid to the United States Holder or other payee pursuant to the Offer, unless such United States Holder establishes that such United States Holder is within the class of persons that is exempt from backup withholding. Certain Non-United States Holders (as defined in Section 14) are exempt from backup withholding. In order for a tendering stockholder or other payee who is a Non-United States Holder to qualify as an exempt recipient, such stockholder or payee must complete, sign and return to the Depositary, or other withholding agent, the appropriate IRS Form W-8. See Section 3. Also, see Section 14 regarding material United States federal income tax consequences of the Offer.

In addition, holders of vested but unexercised options to purchase shares of our common stock under our equity-based compensation plans may exercise such options in accordance with the terms of our equity-based compensation plans and the Company’s policies and practices, and tender in the Offer some or all of the shares issued upon such exercise. Holders of restricted stock or restricted stock unit awards may not tender such restricted stock or restricted stock units in the Offer unless and until the underlying shares have vested and the restrictions on such awards have lapsed. See Sections 3 and 11.

We will pay all reasonable fees and expenses incurred in connection with the Offer by Wells Fargo Securities, LLC, the Dealer Manager for the Offer, Georgeson Inc., the Information Agent, and Computershare Trust Company, N.A., the Depositary for the Offer. See Section 16.

As of October 15, 2014, there were 86,159,932 shares of our common stock issued and outstanding. Since the Purchase Price will only be determined after the Expiration Time, the number of shares that will be purchased will not be known until after that time. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $21.50 per share, the minimum Purchase Price under the Offer, the number of shares that will be purchased under the Offer is 13,953,488. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $24.50 per share, the maximum Purchase Price under the Offer, the number of shares that will be purchased under the Offer is 12,244,897. Assuming that the Offer is fully subscribed, the maximum of 13,953,488 shares that the Company is offering to purchase under the Offer represents approximately 16.2% of the total number of shares issued and outstanding as of October 15, 2014. Assuming the Offer is fully subscribed, the minimum of 12,244,897 shares that the Company is offering to purchase under the Offer represents approximately 14.2% of the total number of shares issued and outstanding as of October 15, 2014. See Sections 1 and 11.

Our common stock is listed on the NYSE and trades under the symbol “CHMT.” On October 29, 2014, the reported closing price of our common stock was $22.36 per share. You are urged to obtain current market quotations for our common stock before deciding whether, and at what price or prices, to tender your shares pursuant to the Offer. See Section 8.

THE OFFER

1.	Number of Shares; Purchase Price; Proration

General. Promptly following the Expiration Time, Chemtura will, upon the terms and subject to the conditions of the Offer, determine a single Purchase Price (which will be not less than 21.50 and not more than $24.50 per share) that it will pay for shares validly tendered in the Offer and not validly withdrawn, taking into account the number of shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by stockholders tendering shares pursuant to Auction Tenders.

The Purchase Price will be the lowest price per share of not less than $21.50 and not more than $24.50 per share that will enable Chemtura to purchase the maximum number of tendered shares having an aggregate purchase price of no more than $300.0 million. Only shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase in the Offer. Shares validly tendered pursuant to an Auction Tender will not be purchased if the price specified in the Auction Tender is greater than the Purchase Price.

Promptly after determining the Purchase Price, Chemtura will publicly announce the Purchase Price and all stockholders who have validly tendered and not validly withdrawn their shares pursuant to Auction Tenders at prices equal to or less than the Purchase Price or pursuant to Purchase Price Tenders will receive the Purchase Price, payable in cash, without interest, but subject to any applicable withholding taxes, for all shares purchased upon the terms and subject to the conditions of the Offer, including the provisions relating to “odd lot” priority, proration and conditional tender described below.

Under a Purchase Price Tender, shares will be purchased, upon the terms and subject to the conditions of the Offer, at the Purchase Price. If you wish to maximize the chance that your shares will be purchased by us in the

Offer, you should validly tender your shares pursuant to a Purchase Price Tender. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $21.50 per share (which is the minimum price per share under the Offer) for purposes of determining the Purchase Price. Accordingly, Purchase Price Tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price in the Offer.

In addition, if more than $300.0 million in value of shares are tendered in the Offer at or below the Purchase Price, we reserve the right to accept for purchase at the Purchase Price pursuant to the Offer up to an additional 2% of our outstanding shares without extending the Expiration Time.

Shares acquired pursuant to the Offer will be acquired by Chemtura free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of such shares to stockholders of record on or prior to the date on which the shares are purchased under the Offer, shall be for the account of such stockholders. See Section 8.

The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.

Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if shares having an aggregate purchase price of less than $300.0 million are validly tendered and not validly withdrawn, we will buy all shares validly tendered and not validly withdrawn. Upon the terms and subject to the conditions of the Offer, if the number of shares validly tendered at or below the Purchase Price and not validly withdrawn prior to the Expiration Time would result in an aggregate purchase price of more than $300.0 million:

•	First, we will purchase all shares tendered by any Odd Lot Holder (as defined below) who:

•	validly tenders and does not validly withdraw prior to the Expiration Time all shares owned beneficially or of record by the Odd Lot Holder at a price at or below the Purchase Price (tenders of less than all of the shares owned by an Odd Lot Holder will not qualify for this preference); and

•	completes the section entitled “Odd Lots” in the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message (as defined below), and, if applicable, in the Notice of Guaranteed Delivery.

•	Second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares validly tendered and not validly withdrawn prior to the Expiration Time at prices at or below the Purchase Price, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, as described below, until we have purchased shares resulting in an aggregate purchase price of $300.0 million.

•	Third, only if necessary to permit us to purchase shares resulting in an aggregate purchase price of $300.0 million, shares conditionally tendered at or below the Purchase Price (for which the condition was not initially satisfied) and not validly withdrawn prior to the Expiration Time, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have validly tendered and not validly withdrawn all of their shares prior to the Expiration Time.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a stockholder tenders in the Offer at or below the Purchase Price may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased.

Odd Lots. The term “odd lots” means all shares validly tendered prior to the Expiration Time at prices at or below the Purchase Price and not validly withdrawn by any person who owned, beneficially or of record, a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery (an “Odd Lot Holder”). To qualify for this preference, an Odd Lot Holder must tender all shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of 100 or more shares in the aggregate, even if these holders have separate accounts or certificates representing fewer than 100 shares. By tendering in the Offer, an Odd Lot Holder who holds shares in his or her name and tenders such shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also any applicable odd lot discounts that might apply to sales of their shares in market transactions. Any Odd Lot Holder wishing to tender all of his or her shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration. If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional shares and subject to conditional tenders described in Section 6, proration for each stockholder tendering shares at or below the Purchase Price (other than Odd Lot Holders) will be based on the ratio of the total number of shares to be purchased by us (excluding shares purchased from Odd Lot Holders) to the number of shares validly tendered and not validly withdrawn by all stockholders (other than Odd Lot Holders) at or below the Purchase Price. This ratio will be applied to stockholders (other than Odd Lot Holders) validly tendering shares at or below the Purchase Price to determine the number of shares that will be purchased from each tendering stockholder in the Offer. Because of the difficulty in determining the number of shares validly tendered and not validly withdrawn, and because of the odd lot procedure described above and the conditional tender procedure described in Section 6, if the Offer is over-subscribed, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until up to five business days after the Expiration Time. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. After the Expiration Time, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 14, the number of shares that we will purchase from a stockholder pursuant to the Offer may affect the United States federal income tax consequences of the purchase to the stockholder and, therefore, may be relevant to a stockholder’s decisions whether or not to tender shares and whether or not to condition any tender upon our purchase of a stated number of shares held by such stockholder. The Letter of Transmittal affords each stockholder who tenders shares registered in such stockholder’s name directly to the Depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of shares being purchased. If because of proration, the minimum number of shares designated will not be purchased, we may accept conditional tenders by random lot, if necessary. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have validly tendered all of their shares. See Section 6.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on the Company’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2.	Purpose of the Offer; Certain Effects of the Offer

Purpose of the Offer. The Board of Directors believes that the Offer represents a prudent use of our financial resources in light of our business profile, assets, current indebtedness and debt capacity. At September 30, 2014, we had working capital of $786 million and long-term debt of $793 million. The primary purpose of the Offer is to return cash to our stockholders by providing them with the opportunity to tender all or a portion of their shares and, thereby, receive a return of some or all of their investment if they so elect. In addition, if we complete the

Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations.

After the Offer is completed, we believe that our anticipated cash flow from operations, our financial condition and our access to credit and capital markets will be adequate for our needs. However, actual experience may differ significantly from our expectations. See “Forward Looking Statements.” In considering the Offer, our management and our Board of Directors took into account the expected financial impact of the Offer on our liquidity.

Where shares are tendered by the registered owner of those shares directly to the Depositary, the sale of those shares in the Offer may permit the seller to avoid the usual transaction costs associated with open market sales. Furthermore, any Odd Lot Holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased under the Offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might apply to sales of their shares in market transactions.

In addition, stockholders who wish to achieve a greater percentage of equity ownership in the Company will be able to do so by not tendering their shares in the Offer, and, if the Company completes the Offer, will therefore have a greater percentage ownership in Chemtura and its future operations, while also bearing the attendant risks associated with owning the Company’s common stock.

After completing the Offer, we may purchase additional shares in the open market subject to market conditions. We may also purchase shares in private transactions, exchange offers, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least 10 business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of the Offer, our business and financial position and general economic and market conditions. As previously disclosed, our Board of Directors has currently authorized us to make up to $500.0 million in additional future purchases, under our share repurchase program (assuming $200.0 million is purchased pursuant to the Offer). The program, which does not obligate us to repurchase any particular amount of common stock, may be modified or suspended at any time at the discretion of our Board of Directors.

The Company’s Board of Directors has authorized the Offer. However, none of the Company, the Company’s Board of Directors, the Dealer Manager, the Depositary or the Information Agent makes any recommendation to you as to whether to tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. We have not authorized any person to make any such recommendation. You must make your own decisions as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. You are urged to discuss your decisions with your own tax advisor, financial advisor and/or broker.

Certain Effects of the Offer. Stockholders who do not tender their shares in the Offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company and be subject to the risks of such ownership. If we complete the Offer, those stockholders will realize an automatic increase in their relative ownership interest in the Company and also will bear the attendant risks associated with the increased ownership interest. Stockholders may be able to sell non-tendered shares in the future at a net price that may be more or less favorable than the Purchase Price to be paid to our stockholders pursuant to the Offer. We can give no assurance as to the price at which a stockholder may be able to sell its shares in the future.

The Offer will reduce our “public float” (the number of shares of our common stock owned by non-affiliated stockholders and available for trading in the securities markets), and is likely to reduce the number of our stockholders.

Our directors and executive officers do not intend to tender their shares in the Offer. We are not aware of any of our affiliates that intend to tender any shares in the Offer. Our directors, executive officers and affiliates may, subject to applicable law and applicable policies and practices of the Company, sell their shares from time to time in open market or other transactions at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders pursuant to the Offer. Assuming that no such transactions occur, the beneficial ownership of our directors and executive officers will proportionately increase as a percentage of our outstanding common stock following the consummation of the Offer. See Section 11.

Based on the published guidelines of NYSE and the conditions of the Offer, we believe that our purchase of shares pursuant to the Offer will not result in delisting of our remaining shares on NYSE. Our common stock is registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares pursuant to the Offer will not result in the shares becoming eligible for termination of registration under the Exchange Act. The Offer is conditioned upon, among other things, our having determined that the consummation of the Offer will not cause our shares to be delisted from NYSE or to be eligible for deregistration under the Exchange Act. See Section 7.

Shares acquired pursuant to the Offer will become treasury stock of the Company and will be available to us without further stockholder action, except as required by applicable law or the rules of NYSE or any securities exchange on which the shares are then listed, for purposes including, without limitation, the acquisition of other businesses, the raising of additional capital for use in our business and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors. We have no current plans for the shares purchased in the Offer.

Our shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. We believe that, following the purchase of shares pursuant to the Offer, our shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.

Other Plans or Proposals. Except as disclosed or incorporated by reference in this Offer to Purchase, Chemtura currently has no plans, proposals or negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving Chemtura or any of its material subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of Chemtura or any of its subsidiaries;

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of Chemtura;

•	any material change in the present Board of Directors or management of Chemtura, including, but not limited to, any plans or proposals to change the number or the term of directors or to change any material term of the employment contract of any executive officer;

•	any other material change in Chemtura’s corporate structure or business;

•	any class of equity securities of Chemtura becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act or ceasing to be authorized for listing on the NYSE;

•	the suspension of Chemtura’s obligation to file reports under the Exchange Act;

•	the acquisition by any person of additional securities of Chemtura, or the disposition by any person of securities of Chemtura, other than in connection with awards granted to certain employees (including directors and officers) under existing equity incentive plans, including our Stock Plan (as defined below); or

•	any changes in Chemtura’s Amended and Restated Certificate of Incorporation or By-laws or other governing instruments or other actions that could impede the acquisition of control of Chemtura.

Although we do not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, as we evaluate opportunities, we may undertake or plan actions that relate to or could result in one or more of these events. We reserve the right to change our plans and intentions at any time as we deem appropriate.

3.	Procedures for Tendering Shares

Valid Tender of Shares. For shares to be tendered validly in the Offer:

•	the certificates for shares of our common stock, or confirmation of receipt of the shares pursuant to the procedure for book-entry transfer set forth below, together with a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to the Expiration Time by the Depositary at its address set forth on the back cover page of this Offer to Purchase; or

•	the tendering stockholder must, prior to the Expiration Time, comply with the guaranteed delivery procedure set forth below.

In accordance with Instructions 4 and 5 to the Letter of Transmittal, each stockholder who is not tendering through DTC and who desires to tender shares in the Offer must either check (1) one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Auction Price Tender: Price (in Dollars) per Share at Which Shares are Being Tendered,” indicating the price (in increments of $0.10) at which shares are being tendered, or (2) the box in the section of the Letter of Transmittal captioned “Purchase Price Tender,” in which case you will be deemed to have tendered your shares at the minimum price of $21.50 per share. A tender of shares not being made through DTC using ATOP will be proper only if, among other things, one, and only one, of these boxes is checked on the Letter of Transmittal. Stockholders who validly tender shares without specifying whether they are making an Auction Tender or Purchase Price Tender will be deemed to have made a Purchase Price Tender.

If tendering stockholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Purchase Price Tender.” Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $21.50 per share (which is the minimum price per share under the Offer) for purposes of determining the Purchase Price. Accordingly, Purchase Price Tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price in the Offer. See Section 8 for recent market prices for shares of our common stock.

If tendering stockholders using a Letter of Transmittal wish to indicate a specific price (in increments of $0.10) at which their shares are being tendered, they must check the box indicating such price under the section captioned “Auction Price Tenders: Price (in Dollars) per Share at Which Shares are Being Tendered.” Tendering stockholders should be aware that this election could result in none of their shares being purchased if the Purchase Price selected by the Company for the shares is less than the price selected by the stockholder. A stockholder not tendering directly through DTC using ATOP who wishes to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are being tendered. A stockholder tendering shares through DTC using ATOP who wishes to tender shares at more than one price must complete a separate ATOP transfer with respect to the shares to be tendered at each price. The same shares cannot be tendered (unless previously validly withdrawn in accordance with the terms of the Offer) at more than one price. Separate notices of withdrawal (described in Section 4) are not required for each Letter of Transmittal unless each Letter of Transmittal tenders shares at different prices; however, absent a valid notice of withdrawal, subsequent Letters of Transmittal do not revoke prior Letters of Transmittal. Stockholders may contact the Depositary for additional instructions.

Stockholders holding shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, must contact their broker, dealer, commercial bank, trust company or other nominee in order to tender their shares. Stockholders who hold shares through nominee stockholders are urged to consult their nominees to determine whether any charges may apply if stockholders tender shares through such nominees and not directly to the Depositary.

Odd Lot Holders must tender all of their shares and also complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, if they wish to qualify for the preferential treatment available to Odd Lot Holders as described in Section 1.

Stockholders may tender shares subject to the condition that all or a specified minimum number of shares be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to determine the minimum number of shares to be purchased. Stockholders are urged to consult their own investment and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Sections 6 and 14.

Signature Guarantees and Method of Delivery. If a certificate for shares of our common stock is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued, to a person other than the registered holder of the certificate surrendered, then the tendered certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution (as defined below). No signature guarantee is required if:

•	the Letter of Transmittal is signed by the registered holder of the shares tendered and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•	shares are tendered for the account of a broker, dealer, commercial bank, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a broker, dealer, commercial bank, credit union, savings association or other entity that is also an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the shares (or a timely confirmation of the book-entry transfer of the shares into the Depositary’s account at DTC, as described below), a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including certificates for shares of our common stock, the Letter of Transmittal and any other required documents, including delivery through DTC, is at the sole election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, validly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries made in connection with the Offer, including a Letter of Transmittal and certificates for shares, must be made to the Depositary and not to us, the Dealer Manager, the Information Agent or DTC. Any documents delivered to us, the Dealer Manager, the Information Agent or DTC will not be forwarded to the Depositary and therefore will not be deemed to be validly tendered.

Book-Entry Delivery. The Depositary will establish an account with respect to the shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the shares by causing DTC to transfer those shares into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary’s account at DTC, either (1) a validly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at its address set forth on the back cover page of this Offer to Purchase prior to the Expiration Time or (2) the guaranteed delivery procedure described below must be followed if book-entry transfer of the shares cannot be effected prior to the Expiration Time.

The confirmation of a book-entry transfer of shares into the Depositary’s account at DTC is referred to in this Offer to Purchase as a “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the participant tendering shares through DTC that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that Chemtura may enforce such agreement against that participant.

Guaranteed Delivery. If a stockholder desires to tender shares in the Offer and the stockholder’s stock certificates are not immediately available or cannot be delivered to the Depositary prior to the Expiration Time (or the procedures for book-entry transfer cannot be completed on a timely basis), or if time will not permit delivery of all required documents to the Depositary prior to the Expiration Time, the shares may still be tendered if all of the following conditions are satisfied:

•	the tender is made by or through an Eligible Institution;

•	the Depositary receives by mail, overnight courier or facsimile transmission, prior to the Expiration Time, a validly completed and duly executed Notice of Guaranteed Delivery in the form Chemtura has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

•	the certificates for all tendered shares, in proper form for transfer (or confirmation of book-entry transfer of the shares into the Depositary’s account at DTC), together with a validly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

Stockholders may contact the Information Agent, the Dealer Manager or their broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is on the back cover page of this Offer to Purchase.

Stock Options. Options to purchase shares of our common stock cannot be tendered in the Offer. If you hold vested but unexercised options, you may exercise such options in accordance with the terms of our equity-based compensation plans and the Company’s policies and practices, and tender the shares received upon such exercise in accordance with the Offer. Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you based on your stock option exercise prices and the expiration date of your options, the range of tender prices and the provisions for pro rata purchases by Chemtura described in Section 1. We strongly encourage optionholders to discuss the Offer with their own tax advisors, financial advisors and/or brokers.

Please be advised that it is the optionholder’s responsibility to tender shares in the Offer to the extent such holder wants to participate and it may be difficult to secure delivery of shares issued pursuant to the exercise of vested stock options in a time period sufficient to allow tender of those shares prior to the Expiration Time. Accordingly, we suggest that you exercise your vested options and satisfy the exercise price for such shares in accordance with the terms of the related stock option plan and option agreement and Company policies and practices at least five business days prior to the date on which the Expiration Time is initially scheduled to occur (which, unless the Offer is extended, means you should exercise your vested stock options and satisfy the related exercise price no later than 5:00 p.m., New York City time, on November 21, 2014). Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason.

Restricted Stock Awards. Holders of restricted stock awards under our equity-based compensation plans may not tender the shares underlying such restricted stock awards in the Offer unless and until such shares have vested and the restrictions on the restricted stock awards have lapsed. If the restrictions on the restricted stock awards have lapsed, you may tender some or all of such shares in the Offer. See “—Valid Tender of Shares” above.

Restricted Stock Unit Awards. Holders of restricted stock unit awards under our equity-based compensation plans may not tender the shares underlying such restricted stock unit awards in the Offer unless and until such shares have vested. Once shares underlying the restricted stock unit awards have vested, you may tender some or all of such shares in the Offer. See “—Valid Tender of Shares” above.

Return of Unpurchased Shares. If any tendered shares are not purchased, or if less than all shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, or, in the case of shares tendered by book-entry transfer at DTC, the shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to the stockholder.

United States Federal Income Tax Backup Withholding. Under the United States federal income tax backup withholding rules, a portion of the gross proceeds payable to a tendering stockholder or other payee pursuant to the Offer must be withheld and remitted to the IRS (currently at a rate of 28%), unless the stockholder or other payee (i) establishes that it is an “exempt recipient” (as described below) or (ii) provides its taxpayer identification number (employer identification number or social security number) to the Depositary, or other withholding agent (as payor), and any other required information and certifies under penalties of perjury that the number is correct or otherwise establishes an exemption. Therefore, each tendering stockholder that is a United States Holder (as defined in Section 14) should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal (or such other IRS form as may be applicable) so as to provide the information and certification necessary to avoid backup withholding, unless the stockholder otherwise establishes to the satisfaction of the Depositary, or other withholding agent, that the stockholder is not subject to backup withholding. If a United States Holder does not provide the Depositary, or other withholding agent, with the correct taxpayer identification number, the United States Holder may be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.

Certain “exempt recipients” (including, among others, generally all corporations and certain Non-United States Holders (as defined in Section 14)) are not subject to backup withholding. In order for a Non-United States

Holder to qualify as an exempt recipient, that stockholder must submit an appropriate IRS Form W-8 (with any required attachments), signed under penalties of perjury, attesting to that stockholder’s exempt status. IRS Forms W-8 can be obtained from the IRS website at www.irs.gov. See Instruction 3 of the related Letter of Transmittal.

Stockholders are urged to consult their own tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding tax.

For a discussion of United States federal income tax consequences to tendering stockholders, see Section 14.

United States Federal Withholding Tax on Payments to Non-United States Holders. A payment made to a Non-United States Holder pursuant to the Offer will be subject to United States federal income and withholding tax unless the Non-United States Holder meets the “complete redemption,” “substantially disproportionate,” or “not essentially equivalent to a dividend” test described in Section 14. If a Non-United States Holder tenders shares held in a United States brokerage account or otherwise through a United States broker, dealer, commercial bank, trust company, or other nominee, such United States broker or other nominee will generally be the withholding agent for the payment made to the Non-United States Holder pursuant to the Offer. Such United States brokers or other nominees may withhold or require certifications in this regard. Non-United States Holders tendering shares held through a United States broker or other nominee should consult such United States broker or other nominee and their own tax advisors to determine the particular withholding procedures that will be applicable to them. Notwithstanding the foregoing, even if a Non-United States Holder tenders shares held in its own name as a holder of record and delivers to the Depositary, or other withholding agent, a properly completed IRS Form W-8 (or other applicable form) before any payment is made, the Depositary, or other withholding agent, will withhold an amount equal to 30% of the gross payments payable to the Non-United States Holder or his or her agent unless (a) the Depositary, or other withholding agent, determines that a reduced rate of withholding is available under a tax treaty or (b) an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the United States (and, if a treaty applies, the gross proceeds are attributable to a United States permanent establishment maintained by such Non-United States Holder) (see Section 14).

To obtain a reduced rate of withholding under a tax treaty, a Non-United States Holder must deliver to the Depositary, or other withholding agent, a properly completed and executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) before the payment is made. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the Depositary, or other withholding agent, a properly completed and executed IRS Form W-8ECI (or successor form) before the payment is made. A Non-United States Holder that qualifies for an exemption from withholding on these grounds generally will be required to file a United States federal income tax return and generally will be subject to United States federal income tax on income derived from the sale of shares pursuant to the Offer in the manner and to the extent described in Section 14 as if it were a United States Holder, and in the case of a foreign corporation, an additional branch profits tax may be imposed, at a rate of 30% (or a lower rate specified in an applicable income tax treaty), with respect to such income.

A Non-United States Holder may be eligible to obtain a refund from the IRS of all or a portion of any tax withheld if the Non-United States Holder (a) meets any of the “complete redemption,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 14 that would characterize the transaction as a sale or exchange (as opposed to a dividend) with respect to which the Non-United States Holder is not subject to United States federal income tax, or (b) is otherwise able to establish that no tax or a reduced amount of tax is due.

Non-United States Holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding, including their eligibility for a withholding tax reduction or exemption, and the IRS refund procedure.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the Purchase Price to be paid for shares to be accepted and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of shares will be determined by Chemtura, in its sole discretion, and will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. Chemtura reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for any shares which it determines may be unlawful. Chemtura also reserves the absolute right to waive any of the conditions of the Offer prior to the Expiration Time with respect to all tendered shares. Chemtura also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular shares, whether or not Chemtura waives similar defects or irregularities in the case of any other stockholder. No tender of shares will be deemed to have been validly made until all defects or irregularities have been cured by the tendering stockholder or waived by Chemtura. Chemtura will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of shares. None of Chemtura, the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice.

Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot, such person has a “net long position” (i.e., more shares held in long positions than in short positions) in (1) a number of shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (2) other securities immediately convertible into, exercisable for or exchangeable into a number of shares (“Equivalent Securities”) that are equal to or greater than the number of shares tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange, or exercise of such Equivalent Securities and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (i) such stockholder has a “net long position” in a number of shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4 and (ii) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered in the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.

Lost or Destroyed Certificates. If any certificate representing shares of our common stock has been lost or destroyed, the stockholder should promptly notify the Depositary at the phone number or address set forth on the back cover page of this Offer to Purchase. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Stockholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

Certificates for shares, together with a validly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to Chemtura, the Dealer Manager, the Information Agent or DTC. Any certificates delivered to Chemtura, the Dealer Manager, the Information Agent or DTC will not be forwarded to the Depositary and will not be deemed to be validly tendered.

4.	Withdrawal Rights

Shares tendered in the Offer may be withdrawn at any time prior to the Expiration Time. In addition, unless Chemtura has already accepted your tendered shares for payment, you may withdraw your tendered shares at any time after the end of the day, 12:00 midnight, New York City time, on December 1, 2014. Except as otherwise provided in this Section 4, tenders of shares pursuant to the Offer are irrevocable.

For a withdrawal to be effective, a written or facsimile notice of withdrawal must be received in a timely manner, as described in the immediately preceding paragraph, by the Depositary at its address set forth on the back cover page of this Offer to Purchase, and any notice of withdrawal must specify the name of the tendering stockholder, the number of shares to be withdrawn, the price at which such shares were tendered, if an Auction Tender is being withdrawn, and the name of the registered holder of the shares to be withdrawn, if different from the person who tendered the shares. A stockholder who has tendered shares at more than one price must complete a separate notice of withdrawal for shares tendered at each price. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of those certificates, the tendering stockholder also must submit the serial numbers shown on those particular certificates for shares to be withdrawn and, unless an Eligible Institution has tendered those shares, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures.

All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by Chemtura, in its sole discretion and such determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. Chemtura reserves the absolute right to waive any defect or irregularity in the notice of withdrawal or method of withdrawal of shares by any stockholder, whether or not Chemtura waives similar defects or irregularities in the case of any other stockholder. None of Chemtura, the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any such notice.

Withdrawals may not be rescinded, and any shares validly withdrawn will be deemed not validly tendered for purposes of the Offer. However, validly withdrawn shares may be re-tendered prior to the Expiration Time by again following one of the procedures described in Section 3.

If Chemtura extends the Offer, is delayed in its purchase of shares, or is unable to purchase shares pursuant to the Offer for any reason, then, without prejudice to Chemtura’s rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on behalf of Chemtura, and such shares may not be withdrawn, except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4 (subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the Offer shall either pay the consideration offered, or return the tendered securities promptly after the termination of the Offer).

5.	Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will (1) determine the Purchase Price we will pay for shares validly tendered and not validly withdrawn prior to the Expiration Time, taking into account the number of shares so tendered and the prices specified by tendering stockholders and (2) accept for payment and pay an aggregate purchase price of up to $300.0 million for shares that are validly tendered at prices at or below the Purchase Price and not validly withdrawn prior to the Expiration Time. For purposes of the Offer, we will be deemed to have accepted for payment, subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, shares that are validly tendered at or below the Purchase Price and not validly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price per share for all of the shares accepted for payment pursuant to the Offer promptly after the Expiration

Time. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, taking into account any time necessary to determine any proration, but only after timely receipt by the Depositary of (1) certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at DTC, (2) a validly completed and duly executed Letter of Transmittal including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (3) any other required documents.

We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Time. However, we do not expect to be able to announce the final results of any proration or commence payment for any shares purchased pursuant to the Offer until up to five business days after the Expiration Time. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the Purchase Price and shares not purchased due to proration or conditional tenders, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the shares, to the tendering stockholder at our expense promptly after the Expiration Time or termination of the Offer.

Under no circumstances will we pay interest on the Purchase Price, even if there is any delay in making payment. In addition, if certain events occur prior to the Expiration Time, we may not be obligated to purchase shares pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted to the Depositary.

6.	Conditional Tender of Shares

Under certain circumstances described in Section 1 and subject to the exception for Odd Lot Holders, if the Offer is over-subscribed, we will prorate the shares purchased pursuant to the Offer. As discussed in Section 14, the number of shares to be purchased from a particular stockholder may affect the United States federal income tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. The conditional tender alternative is made available for stockholders seeking to take steps to have payment for shares sold pursuant to the Offer treated as received in a sale or exchange of such shares by the stockholder, rather than as a distribution to the stockholder, for United States federal income tax purposes. Accordingly, a stockholder may tender shares subject to the condition that all or a specified minimum number of the stockholder’s shares tendered must be purchased if any shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to calculate the minimum number of shares that must be purchased from the stockholder in order for the stockholder to qualify for sale or exchange (rather than distribution) treatment for United States federal income tax purposes. Stockholders are urged to consult with their own tax advisors. No assurances can be provided that a conditional tender will achieve the intended United States federal income tax result for any stockholder tendering shares.

Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any shares are to be purchased. After the Expiration

Time, if the number of shares validly tendered and not validly withdrawn pursuant to Auction Tenders at a price equal to or less than the Purchase Price and pursuant to Purchase Price Tenders would result in an aggregate purchase price of more than $300.0 million, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage, after taking into account the priority given to tenders of odd lots, based upon all shares validly tendered, conditionally or unconditionally, and not validly withdrawn. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any tendering stockholder below the minimum number specified by that stockholder, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder promptly after the Expiration Time.

After giving effect to these withdrawals, upon the terms and subject to the conditions of the Offer, we will accept the remaining shares validly tendered, conditionally or unconditionally, on a pro rata basis. If the withdrawal of conditional tenders would cause the total number of shares to be purchased to fall below an aggregate purchase price of $300.0 million, then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares that would result in an aggregate purchase price of $300.0 million. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular stockholder as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have validly tendered all of their shares.

7.	Conditions of the Offer

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of or the payment for, shares tendered, subject to the rules under the Exchange Act, if at any time prior to the Expiration Time, any of the following events or circumstances shall have occurred (or shall have been reasonably determined by us to have occurred):

•	the Chemtura AgroSolutions Sale Condition shall have been satisfied;

•	there shall have been instituted, or there shall be pending, or we shall have received notice of any action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel that directly or indirectly:

•	challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer; or

•	seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the shares;

•	our acceptance for payment, purchase or payment for any shares tendered in the Offer shall violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

•	any action shall have been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority or body, domestic or foreign, which:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder; or

•	is reasonably likely to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

•	there shall have occurred any of the following:

•	any general suspension of trading in securities on any United States national securities exchange or in the over-the-counter market, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States;

•	the commencement or escalation, on or after October 30, 2014, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States;

•	any change, condition, event or development, or any condition, event or development involving a prospective change, occurs, is discovered, or is threatened relating to (i) general political, market, economic, financial or industry conditions in the United States or (ii) our business, general affairs, management, financial position, stockholders equity, income, results of operations, properties, assets, liabilities, condition (financial or otherwise), income, operations, licenses, franchises, permits, or prospects or in ownership of our shares, which in our reasonable judgment is or may be materially adverse to us;

•	in the case of any of the foregoing existing at the time of the announcement of the Offer, a material acceleration or worsening thereof; or

•	any decrease of more than 10% in the market price for our common stock or in the Dow Jones Industrial Average, the New York Stock Exchange Index, the New York Stock Exchange Composite Index, the NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on October 30, 2014;

•	a tender or exchange offer for any or all of our outstanding common stock (other than the Offer), or any merger, amalgamation, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, amalgamation, acquisition, business combination or other similar transaction;

•	we shall have learned after the date of this Offer to Purchase that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding common stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of our common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before October 30, 2014), (2) who has filed a Schedule 13D or Schedule 13G with the SEC on or before October 30, 2014 has acquired or proposes to acquire, whether through the acquisition of shares, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of our common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 1% or more of our outstanding common stock or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•

any approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent or notice, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment;

•	Standard & Poor’s or Moody’s shall have downgraded or withdrawn the rating accorded any of the Company’s or its subsidiaries’ indebtedness; or

•	we shall have determined that the consummation of the Offer and the purchase of the shares pursuant to the Offer is likely, in our reasonable judgment, to cause our common stock to be delisted from the NYSE or eligible for deregistration under the Exchange Act.

Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us, in whole or in part, prior to the Expiration Time. Any determination by us concerning the fulfillment or non-fulfillment of the conditions described above will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding if Chemtura’s determinations are challenged by stockholders.

8.	Price Range of Shares; Dividends

Our common stock is traded on NYSE under the symbol “CHMT.” The following table sets forth the high and low sales prices for the common stock as reported by NYSE for the periods indicated.

	High	Low
Fiscal Year Ending December 31, 2014
Fourth quarter (through October 29, 2014)	$23.67	$21.22
Third quarter	26.81	22.88
Second quarter	26.26	21.96
First quarter	27.94	23.42
Fiscal Year Ended December 31, 2013
Fourth quarter	28.17	22.33
Third quarter	24.50	20.26
Second quarter	24.48	19.23
First quarter	24.51	19.05
Fiscal Year Ended December 31, 2012
Fourth quarter	21.89	14.85
Third quarter	18.44	12.55
Second quarter	17.91	13.17
First quarter	17.79	11.36

On October 29, 2014, the reported closing price of our common stock on NYSE was $22.36 per share. You are urged to obtain current market quotations for our common stock before deciding whether, and at what price or prices, to tender your shares pursuant to the Offer.

Dividends. We intend to retain our earnings to finance the development and expansion of our business and other strategic opportunities and for working capital purposes, and therefore do not anticipate paying any cash dividends in the foreseeable future.

9.	Source and Amount of Funds

Assuming the Offer is fully subscribed, we expect the aggregate purchase price for the shares, together with all related fees and expenses, to be approximately $300.0 million. We intend to fund any purchase of shares pursuant to the Offer using proceeds from the Chemtura AgroSolutions Sale, which we currently expect to close at least five business days prior to the Expiration Time. The Offer is conditioned upon satisfaction of the Chemtura AgroSolutions Sale Condition, meaning that if the Chemtura AgroSolutions Sale does not close, we will not be required to close the Offer. If the Chemtura AgroSolutions Sale Condition has not been satisfied when there are five business days remaining in the Offer, we plan to amend the Schedule TO to disclose any material change in our plans with respect to financing the Offer and will provide for any extensions to the Offer that may be necessary.

10.	Certain Information Concerning the Company

We are a United States-based publicly traded specialty chemical company with global operations. We are dedicated to delivering innovative, application-focused specialty chemical solutions. We operate in a wide variety of end-use industries, including agriculture, automotive, building and construction, electronics, lubricants, packaging, industrial water chemicals and transportation. The majority of our chemical products are sold to industrial manufacturing customers for use as additives, ingredients or intermediates that add value to their end products. Our agrochemical products are sold to dealers, distributors and major retailers. We are a leader in many of our key product lines and transact business in more than 100 countries.

We are the successor to Crompton & Knowles Corporation, which was incorporated in Massachusetts in 1900 and engaged in the manufacture and sale of specialty chemicals beginning in 1954. Crompton & Knowles Corporation traces its roots to Crompton Loom Works, incorporated in the 1840s. We expanded our specialty chemical business through acquisitions in the United States and Europe, including the 1996 acquisition of Uniroyal Chemical Company, Inc., the 1999 merger with Witco Corporation and the 2005 acquisition of Great Lakes Chemical Company, Inc.

Our principal executive offices are located at 1818 Market Street, Suite 3700, Philadelphia, Pennsylvania 19103 and at 199 Benson Road, Middlebury, Connecticut 06749. Our telephone number in Connecticut is (203) 573-2000. Our internet website address is www.chemtura.com. This website is not intended to be an active link and information on our website should not be construed to be part of this Offer to Purchase.

Available Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and executive officers, their remuneration, including stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance units, and other awards under the Company’s equity compensation plans granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. We also have filed a Schedule TO with the SEC that includes additional information relating to the Offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains a website on the Internet at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You may access the Company’s publicly filed documents at this site, including the Schedule TO and the documents incorporated therein by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. You may also go to the Investor Relations section of the Company’s website located at www.chemtura.com to access the Schedule TO and related documents.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us and we incorporate them by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (including portions of the Definitive Proxy Statement for our 2014 Annual Meeting of Stockholders, dated April 3, 2014, solely to the extent incorporated by reference therein);

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014; June 30, 2014; and September 30, 2014; and

•	our Current Reports on Form 8-K as filed with the SEC on January 2, 2014; January 6, 2014; April 17, 2014; May 12, 2014; September 17, 2014; and October 31, 2014.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this Offer to Purchase from the SEC’s website at the address or website set forth above.

You may also request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Chemtura Corporation

199 Benson Road

Middlebury, CT 06749

Attention: Investor Relations

Telephone: (203) 573-2153

Copies of these filings are also available, without charge, on the Investor Relations section of our website at www.chemtura.com. The information contained on our website is neither part of, nor incorporated by reference into, this Offer to Purchase.

11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

Shares Outstanding. As of October 15, 2014, we had 86,159,932 shares of our common stock issued and outstanding. Because the Purchase Price will only be determined after the Expiration Time, the number of shares that will be purchased will not be known until after that time. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $21.50 per share, the minimum purchase price under the Offer, the number of shares that will be purchased under the Offer is 13,953,488. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $24.50 per share, the maximum purchase price under the Offer, the number of shares that will be purchased under the Offer is 12,244,897. Assuming that the Offer is fully subscribed, the maximum of 13,953,488 shares that the Company is offering to purchase under the Offer represents approximately 16.2% of the total number of shares issued and outstanding as of October 15, 2014. Assuming that the Offer is fully subscribed, the minimum of 12,244,897 shares that the Company is offering to purchase under the Offer represents approximately 14.2% of the total number of shares issued and outstanding as of October 15, 2014.

Interests of Directors and Executive Officers. As of October 15, 2014, our directors and executive officers as a group (14 persons) beneficially owned an aggregate of 804,682 shares, representing approximately less than 1% of the total number of outstanding shares on a fully diluted basis. Our directors and executive officers have advised us that they do not intend to tender shares in the Offer. In addition, we are not aware of any of our affiliates that intend to tender any shares in the Offer.

Our directors, executive officers and affiliates may, subject to applicable law and applicable policies and practices of the Company, sell their shares from time to time in open market or other transactions at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders pursuant to the Offer. Assuming that no such transactions occur, the beneficial ownership of our directors and executive officers will proportionately increase as a percentage of our outstanding common stock following the consummation of the Offer.

The following table sets forth certain information regarding the beneficial ownership of our common stock as of October 15, 2014 (except as otherwise indicated by footnote) by: (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of common stock (constituting the only class of voting securities of the Company); (ii) each of the Company’s directors; (iii) each of the Company’s executive officers; and (iv) all of the Company’s directors and executive officers as a group. The number of shares beneficially owned by each director and executive officer includes shares of common stock that such person had the right to acquire on or within 60 days of October 15, 2014, including upon the exercise of stock options as shown in the second table below. Except as otherwise indicated by footnote or in the table, each person has sole voting power and sole dispositive power with respect to such shares and has the business address of 199 Benson Road, Middlebury, CT 06749.

Name	Shares owned on October 15, 2014 (1)	Deferred shares deliverable within 60 days (2)	RSUs vesting within 60 days (3)	Options exercisable within 60 days (4)	Total beneficial ownership	Percent of outstanding shares	Deferred shares deliverable after 60 days (5)	Total ownership including deferred shares
Jeffrey Benjamin (6)	87,131	—	—	—	87,131	*	—	87,131
Timothy Bernlohr	42,131	—	—	—	42,131	*	—	42,131
Anna Catalano	30,120	—	—	—	30,120	*	—	30,120
Chet Cross	49,984	—	—	—	49,984	*	—	49,984
James Crownover	37,756	8,389	—	—	46,145	*	—	46,145
Robert Dover	31,292	—	—	—	31,292	*	—	31,292
Billie Flaherty	46,749	—	—	—	46,749	*	—	46,749
Stephen Forsyth	122,316	—	—	—	122,316	*	—	122,316
Jonathan Foster	9,250	12,639	—	—	21,889	*	10,242	32,131
Craig Rogerson	265,175	—	—	—	265,175	*	—	265,175
Alan Swiech	40,739	—	—	—	40,739	*	—	40,739
John Wulff	28,026	5,852	—	—	33,878	*	18,253	52,131
All directors and executive officers as a group (14 persons)	804,682	26,880	—	—	831,562	*	28,495	860,057

*	Represents less than 1%
(1)	Represents shares beneficially owned on October 15, 2014, excluding shares deliverable under deferral programs, shares receivable upon vesting of RSUs and shares which may be acquired through exercise of stock options, in each case within 60 days of October 15, 2014.
(2)	Represents shares of common stock that have been deferred under Chemtura’s non-employee directors deferral programs and may become deliverable within 60 days of March 1, 2014. Shares are in each case deliverable upon their separation from service. These deferred shares have no voting rights and are not subject to forfeiture.
(3)	Represents restricted stock units that will vest within 60 days of October 15, 2014.
(4)	Represents options that were exercisable on October 15, 2014 and options that become exercisable within 60 days of October 15, 2013.
(5)	Represents shares of common stock that have been deferred under Chemtura’s non-employee directors deferral programs and may become deliverable more than 60 days after October 15, 2014. Includes 5,852 shares which have been deferred by Mr. Foster to January 1, 2015, 4,390 shares deferred by Mr. Foster to January 1, 2016, and 18,253 shares deferred by Mr. Wulff to one year after separation from service. These deferred shares have no voting rights and are not subject to forfeiture.
(6)	Includes 55,000 shares held by trusts for the benefit of family members of Mr. Benjamin. Beneficial ownership of these shares is disclaimed by Mr. Benjamin.

Recent Securities Transactions. Based on our records and information provided to us by our affiliates, directors and executive officers, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, have effected any transactions in our common stock during the 60 days before the date of this offer, except as otherwise set forth in this Offer to Purchase and except for the following transactions:

Date of Transaction	Reporting Person	Number of Shares	Price per Share	Nature of Transaction
09/23/2014	Alan M. Swiech	3,000	$25.04	Open market sale pursuant to Rule 10b5-1 plan

Stock Repurchase Program. On October 28, 2014, we announced that our Board of Directors had approved a program to repurchase up to $500.0 million in value of shares of our outstanding common stock. The repurchase of $300.0 million in value in shares of our outstanding common stock in this Offer will constitute a portion of this new repurchase program. In addition, of the $391.0 million previously authorized by our Board of Directors for share repurchases, approximately $382.0 million has been spent as of October 28, 2014. Commencing at least ten business days following the expiration or termination of the Offer, we may purchase additional shares in the open market subject to market conditions. We may also purchase shares in private transactions, exchange offers, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer.

Equity Plans. The Chemtura Corporation 2010 Long-Term Incentive Plan (the “LTIP”) provides for grants of nonqualified stock options, incentive stock options, stock appreciation rights, dividend equivalent rights, stock units, performance shares, restricted stock and restricted stock units. Our directors, officers and other employees, as well as others performing services for us are eligible to receive grants under the LTIP. Under the terms of the LTIP, 11.0 million shares of common stock have been reserved for issuance. As of October 15, 2014, 4,560,184 million shares were available for future issuances under the LTIP. The exercise price of stock options is set at the closing price of our common stock on the date of grant, or at the last prior closing price if the grant date is not a trading day.

Performance-Based Cash Incentive Plan. The Chemtura Corporation Management Incentive Program (the “MIP”) is an annual performance-based cash incentive program offered under the 2010 Chemtura Corporation Short-Term Incentive Plan. The MIP provides each participant, including named executive officers, with an opportunity to earn an annual cash incentive based on attainment of pre-established financial performance goals linked to our long-range plan.

Employment and Executive Agreements. From time to time the Company enters into employment agreements or letters with certain executive officers which provide for the grant of equity awards under the LTIP and provide for the executive’s participation in the Company’s other benefit plans, including its annual cash incentive plan. Future rights to any minimum annual equity award under the employment agreements have been waived by each executive officer.

Employee Stock Purchase Plan. The Chemtura Corporation 2012 Employee Stock Purchase Plan (the “ESPP”) provides a method whereby our employees, including our executive officers, have an opportunity to acquire shares of our common stock. The ESPP also is designed to help promote the overall financial objectives of our stockholders by encouraging these persons to participate in the ESPP to achieve long-term growth in stockholder equity.

10b5-1 Plans. Our executive officers have historically entered, and may in the future, enter into customary 10b5-1 plans and certain of our executive officers from time to time may execute sales of our common stock under such customary 10b5-1 plans (the “10b5-1 Plans”). No sales of our common stock will be made under the 10b5-1 plans during the Offer and for ten business days after the expiration or termination of the Offer.

General. Except for (i) stock options, stock appreciation rights, restricted stock awards, restricted stock units, other stock-based awards and performance compensation awards under the Company’s equity compensation plans, (ii) the 10b5-1 Plans and (iii) as otherwise described in this Offer to Purchase or the documents incorporated by reference herein, none of the Company nor, to the best of the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

Please see our periodic and current reports and proxy statements filed with the SEC for detailed descriptions of the arrangements disclosed above. In addition, to the extent required by SEC rules, copies of the agreements or forms of the agreements disclosed above have been filed with the SEC.

12.	Effects of the Offer on the Market for Shares; Registration under the Exchange Act

The purchase by us of shares of our common stock pursuant to the Offer will reduce the number of shares of our common stock that might otherwise be traded publicly and is likely to reduce the number of stockholders.

We believe that there will be a sufficient number of shares of our common stock outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of NYSE, we do not believe that our purchase of shares under the Offer will cause the remaining outstanding shares to be delisted from NYSE. The Offer is conditioned upon, among other things, our determination that the consummation of the Offer and the purchase of shares will not cause our shares to be delisted from NYSE. See Section 7.

Our shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares under the Offer, our shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

Our common stock is registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares pursuant to the terms of the Offer will not result in our common stock becoming eligible for deregistration under the Exchange Act.

It is a condition of our obligation to purchase shares pursuant to the Offer that, as a result of the consummation of the Offer, there not be a reasonable likelihood that our common stock will be eligible for deregistration under the Exchange Act. See Section 7.

13.	Legal Matters; Regulatory Approvals

Except as described in this Offer to Purchase, we are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of shares as contemplated by the Offer.

Our obligation to accept for payment and pay for shares under the Offer is subject to various conditions. See Section 7.

14.	Material United States Federal Income Tax Consequences

The following discussion is a summary of material United States federal income tax consequences to our stockholders whose shares of our stock are properly tendered and accepted for payment pursuant to the Offer.

This discussion is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a particular stockholder in light of the stockholder’s particular circumstances or to certain types of stockholders subject to special treatment under United States federal income tax laws (such as insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, United States Holders (as defined below) whose “functional currency” is not the United States dollar, employee benefit plans, partnerships or other entities treated as partnerships for United States federal income tax purposes, stockholders holding shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, banks, financial institutions, brokers, dealers or traders in securities or currencies, or stockholders who received their shares through exercise of employee stock options or otherwise as compensation. In addition, the discussion does not consider the effect of any alternative minimum taxes or foreign, state, local or other tax laws, or any United States tax considerations (e.g., estate or gift tax) other than United States federal income tax considerations that may be applicable to particular stockholders. Further, this summary assumes that stockholders are the beneficial owners of their shares and hold their shares as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Code.

This discussion is based on the Code and applicable United States Treasury regulations, published rulings, administrative pronouncements and judicial decisions, all in effect as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

This discussion is not binding on the IRS, and we have not sought, nor will we seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurances that the IRS will not take a different position concerning tax consequences of the sale of shares to us pursuant to the Offer or that any such position would not be sustained.

As used herein, a “United States Holder” means a beneficial owner of shares that is, for United States federal income tax purposes, (1) an individual citizen or resident alien of the United States, (2) a corporation (or other entity taxed as a corporation for these purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) an estate the income of which is subject to United States federal income taxation regardless of its source or (4) a trust if (x) the administration of the trust is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person. As used herein, a “Non-United States Holder” means a beneficial owner of shares that is neither (i) a United States Holder, nor (ii) a partnership or other entity classified as a partnership for United States federal income tax purposes. If a partnership or other entity treated as a partnership for United States federal income tax purposes holds shares, the tax treatment of a partner will generally depend upon the status and activities of the partner and the partnership. A partnership holding shares and partners in such partnership should consult their tax advisors about the United States federal income tax consequences of participating in the Offer.

Each stockholder is advised to consult its own tax advisor to determine the United States federal, state, local, foreign and other tax consequences to such stockholder with respect to the Offer.

Consequences of the Offer to United States Holders.

Characterization of the Purchase. An exchange of shares by a stockholder for cash pursuant to the Offer generally will be a taxable transaction for United States federal income tax purposes. As a consequence of any such exchange, a United States Holder will, depending on the United States Holder’s particular facts and circumstances, be treated as either having sold such United States Holder’s shares of our stock or as having received a distribution with respect to such shares.

A United States Holder’s exchange of shares for cash pursuant to the Offer will be treated as a sale or exchange of the shares for United States federal income tax purposes pursuant to Section 302 of the Code if the exchange (i) results in a “complete redemption” of the United States Holder’s stock interest in us; (ii) is a “substantially disproportionate” redemption with respect to the United States Holder; or (iii) is “not essentially equivalent to a dividend” with respect to the United States Holder.

In determining whether any of these tests have been met, a United States Holder must take into account not only the stock that the United States Holder actually owns, but also the stock that it constructively owns within the meaning of Section 318 of the Code (as modified by Section 302(c) of the Code). Under these constructive ownership rules, a United States Holder will be considered to own those shares of stock owned, directly or indirectly, by certain members of the United States Holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the United States Holder has an equity interest, as well as shares of stock the United States Holder has an option to purchase. United States Holders should consult their own tax advisors with respect to the operation of these constructive ownership rules.

The sale of a United States Holder’s shares to us in the Offer will result in a “complete redemption” of the United States Holder’s equity interest in us if, immediately after the sale, either (1) the United States Holder owns, actually or constructively, none of our shares of stock or (2) the United States Holder actually owns none of our shares of stock and, with respect to shares of our stock constructively owned by the United States Holder immediately after the sale of shares pursuant to the Offer, the United States Holder is eligible to waive, and effectively waives, the attribution of all shares of stock in us constructively owned by the United States Holder in accordance with the procedures described in Section 302(c)(2) of the Code. A United States Holder may also satisfy the “complete redemption” test if, in the same transaction, some of its shares of stock in us are redeemed and all of the remainder of its shares of stock in us are sold or otherwise transferred to a third party so that after the transaction the United States Holder no longer owns (actually or constructively) any shares of stock in us. United States Holders wishing to satisfy the “complete redemption” test through waiver of attribution in accordance with the procedures described in Section 302(c)(2) of the Code should consult their own tax advisors concerning the mechanics and desirability of such a waiver.

The sale of a United States Holder’s shares to us in the Offer will result in a “substantially disproportionate” redemption with respect to the United States Holder if, among other things, the percentage of our then outstanding voting stock actually and constructively owned by the United States Holder immediately after the sale is less than 80% of the percentage of the outstanding voting shares of stock in us actually and constructively owned by the United States Holder immediately before the sale pursuant to the Offer and immediately following the sale the United States Holder actually and constructively owns less than 50% of our total combined voting power. United States Holders should consult their own tax advisors concerning the application of the “substantially disproportionate” test to their particular circumstances.

The sale of a United States Holder’s shares to us in the Offer will generally be treated as “not essentially equivalent to a dividend” if it results in a meaningful reduction of the United States Holder’s proportionate interest in us. Whether a United States Holder meets this test depends on the United States Holder’s particular facts and circumstances. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a stockholder whose relative stock interest in a publicly held corporation is minimal (for example, an interest of 1% or less) and who exercises no control over corporate affairs may constitute a “meaningful reduction.” United States Holders should consult their own tax advisors as to the application of the “not essentially equivalent to a dividend” test to their particular circumstances.

Contemporaneous dispositions or acquisitions of shares by a United States Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the three tests under Section 302 of the code have been satisfied. Each United States Holder should be aware that because proration may occur in the Offer, even if all the shares of stock in us actually and constructively owned by a stockholder are tendered pursuant to the Offer, fewer than all of these shares may be purchased by us unless the tendering stockholder has made a conditional tender. See Section 6. Thus, proration may affect whether the surrender of shares by a United States Holder pursuant to the Offer will meet any of the three tests under Section 302 of the Code.

Due to the factual nature of these tests, United States Holders should consult their own tax advisors to determine whether the sale of their shares in the Offer qualifies for sale or exchange treatment in their particular circumstances.

Sale or Exchange Treatment. If the receipt of cash by a United States Holder in exchange for the tender of shares pursuant to the Offer is treated as a sale or exchange (as described above) of such shares for United States federal income tax purposes pursuant to Section 302 of the Code, the United States Holder will generally recognize capital gain or capital loss in an amount equal to the difference between (1) the amount of cash received by the United States Holder for such shares and (2) the United States Holder’s “adjusted tax basis” in such shares at the time of the sale. Generally, a United States Holder’s adjusted tax basis in the shares will be equal to the cost of the shares to the United States Holder, decreased (but not below zero) by the amount of any previous distributions treated as a tax-free return of capital. This gain or loss will be characterized as long-term capital gain or loss if the United States Holder held the shares that were sold for more than one year as of the date we are treated as purchasing the shares in the Offer. A United States Holder that is an individual, trust or estate is generally eligible for a reduced rate of United States federal income tax on long-term capital gain (currently a maximum rate of 20%). A United States Holder’s ability to deduct capital losses may be limited under the Code. A United States Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction) that we purchase from such United States Holder pursuant to the Offer. A United States Holder may be able to designate, generally through its broker, which blocks of shares of our stock it wishes to tender in the Offer if less than all of its shares are tendered, and the order in which different blocks will be purchased by us in the event of proration in the Offer. United States Holders should consult their own tax advisors concerning the mechanics and desirability of that designation.

Distribution Treatment. If a United States Holder’s receipt of cash attributable to an exchange of shares for cash pursuant to the Offer does not meet one of the tests of Section 302 of the Code described above, then the full amount of cash received by the United States Holder with respect to our purchase of shares under the Offer will be treated as a distribution to the United States Holder. The distribution generally will be treated as a dividend to the United States Holder to the extent of such United States Holder’s ratable share of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Such a dividend would be taxed in its entirety without a reduction for the United States Holder’s adjusted tax basis of the shares exchanged. Provided that certain minimum holding period requirements and other conditions are satisfied, non-corporate United States Holders generally will be subject to United States federal income tax at a rate up to the current maximum of 20% with respect to any such dividend income. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the United States Holder’s adjusted tax basis in the shares exchanged in the Offer. Any amount remaining after the United States Holder’s adjusted tax basis has been reduced to zero will be taxable to the United States Holder as capital gain realized on the sale or exchange of such shares. The redeemed stockholder’s basis in the redeemed shares (after any reduction as noted above) will be allocated to other shares of stock in us held by the redeemed stockholder. A dividend received by a corporate United States Holder may be (1) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (2) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate United States Holders should consult their own tax advisors regarding the United States federal tax consequences of the Offer in relation to their particular facts and circumstances.

Consequences of the Offer to Non-United States Holders.

Sale or Exchange Treatment. Gain realized by a Non-United States Holder on an exchange of shares for cash pursuant to the Offer generally will not be subject to United States federal income tax if the exchange is treated as a sale or exchange for United States federal income tax purposes pursuant to the tests of Section 302 of the Code described above under “Consequences of the Offer to United States Holders—Characterization of the Purchase” unless (1) such gain is effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States (and, if an applicable income tax treaty applies, the gain is generally attributable to a United States permanent establishment maintained by such Non-United States Holder), (2) in the case of gain realized by a Non-United States Holder that is an individual, such Non-United States Holder is present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met, or (3) our shares that are exchanged constitute a “United States real property interest” within the meaning of Section 897 of the Code and the Non-United States Holder held, actually or constructively, at any time during the five-year period preceding the Offer more than 5% of our shares. Our shares will constitute a United States real property interest with respect to a Non-United States Holder if we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of (i) the period during which the Non- United States Holder held such shares or (ii) the five-year period ending on the date the Non-United States Holder exchanges such shares pursuant to the Offer. We do not believe that we have been a “United States real property holding corporation” at any time during the last five years.

Non-United States Holders described in clause (1) above will be subject to United States federal income tax on a net income basis at applicable graduated United States federal income tax rates in much the same manner as if such Non-United States Holders were residents of the United States, and in the case of a corporate Non-United States Holder, such Non-United States Holder may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty. An individual described in clause (2) above will be taxed on his or her gains at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), which may be offset by certain United States-source capital losses of such Non-United States Holder provided that such Non-United States Holder has timely filed United States federal income tax returns with respect to such losses.

Distribution Treatment. If a Non-United States Holder does not satisfy any of the Section 302 tests explained above under “Consequences of the Offer to United States Holders—Characterization of the Purchase”, the full amount received by the Non-United States Holder with respect to our purchase of shares under the Offer will be treated as a distribution to the Non-United States Holder with respect to the Non-United States Holder’s shares, rather than as an amount received in a sale or exchange of such shares. The treatment, for United States federal income tax purposes, of such distribution as a dividend, a tax-free return of capital or a capital gain from the sale of shares, and the reallocation of the basis of the redeemed shares, will be determined in the manner described above (see “Consequences of the Offer to United States Holders—Distribution Treatment”). However, the Depositary, or other withholding agent, will generally treat amounts received by a Non-United States Holder with respect to our purchase of shares under the Offer as dividends and not as tax-free returns of capital or capital gains distributions, and such dividends will generally be subject to withholding of United States federal income tax at the rate of 30%, or such lower rate as may be specified by an applicable income tax treaty, provided that we or the Depositary, or other withholding agent, have received proper certification of the application of such income tax treaty, unless such dividends are effectively connected with a Non-United States Holder’s conduct of a trade or business within the United States. Non-United States Holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. If any amounts withheld exceed the Non-United States Holder’s United States federal income tax liability, such Non-United States Holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

Amounts treated as dividends that are effectively connected with a Non-United States Holder’s conduct of a trade or business in the United States and, if a treaty applies, are attributable to a United States permanent establishment, are generally taxed in the manner applicable to United States Holders, as described above. In such cases, the Non-United States Holder will not be subject to withholding so long as such Non-United States Holder complies with applicable certification and disclosure requirements. In addition, dividends received by a Non-United States corporation that are effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty. See Section 3 “Procedures For Tendering Shares” with respect to the application of United States federal income tax withholding to payments made to Non-United States Holders.

Notwithstanding the foregoing, even if a Non-United States Holder tenders shares held in its own name as a holder of record and delivers to the Depositary, or other withholding agent, a validly completed IRS

Form W-8BEN or W-8BEN-E (or other applicable form) before any payment is made so as to avoid backup withholding, the Depositary or other withholding agent will withhold 30% of the gross proceeds unless such Depositary or other withholding agent determines that a reduced rate under an applicable income tax treaty or exemption from withholding is applicable, regardless of whether the payment is validly exempt from United States federal income tax under the “complete redemption,” “substantially disproportionate,” or “not essentially equivalent to a dividend” test.

FATCA. Sections 1471 through 1474 of the Code and the Treasury Regulations thereunder (“FATCA”) generally impose a withholding tax of 30% on dividend income from our common stock and on the gross proceeds of a sale or other disposition of our common stock paid to (i) a “foreign financial institution” (as such term is defined in Section 1471(d)(4) of the Code), unless such institution enters into an agreement with the United States government to collect and provide to the United States tax authorities substantial information regarding United States account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners), or (ii) a foreign entity that is not a financial institution, unless such entity provides the withholding agent with a certification identifying the substantial United States owners of the entity, which generally includes any United States person who directly or indirectly owns more than 10% of the entity. The IRS has released Treasury regulations and administrative guidance indicating that it will not apply this new withholding tax to gross proceeds from the sale or other disposition of stock paid on or before December 31, 2016. The withholding tax under FATCA will apply even if the beneficial owner of the payment is eligible for a reduced rate of withholding on dividends under an income tax treaty. Under certain circumstances, a Non-United States Holder may be eligible for a refund or credit of such tax, and a Non-United States Holder may be required to file a United States federal income tax return to claim such refunds or credits. Non-United States Holders should consult their tax advisors regarding the implications of this legislation on their acquisition, ownership or disposition of our common stock.

Additional tax on net investment income. An additional 3.8% tax will be imposed on the “net investment income” of certain United States citizens and resident aliens, and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes gross income from dividends and net gain from the disposition of property, such as the shares, less certain deductions. You should consult your tax advisor with respect to this additional tax.

United States Federal Income Tax Backup Withholding. See Section 3 “Procedures For Tendering Shares” with respect to the United States federal income tax backup withholding requirements.

This discussion is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a particular stockholder in light of the stockholder’s particular circumstances, or to certain types of stockholders subject to special treatment under United States federal income tax laws. You are advised to consult with your own tax advisor to determine the particular tax consequents to you of the Offer, including the applicability and effect of state, local and foreign tax laws.

15.	Extension of the Offer; Termination; Amendment

We expressly reserve the right, in our sole discretion and subject to applicable law, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any shares not theretofore accepted for payment or paid for, subject to applicable law, and to postpone payment for shares, upon the occurrence of any of the conditions specified in Section 7, by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration per share offered to stockholders pursuant to the Offer or by decreasing or increasing the aggregate purchase price of shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of such amendments. In the case of an extension, the notice of the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise disseminate any such public announcement other than by making a release through BusinessWire or another comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If:

•	we increase or decrease the price to be paid for shares or increase by more than 2% or decrease the number of shares sought in the Offer; and

•	the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 15, then, in each case, the Offer will be extended so that it will remain open for a period of ten business days from and including the date that such increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 15. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

16.	Fees and Expenses

We have retained Wells Fargo Securities, LLC to act as our Dealer Manager in connection with the Offer.

The Dealer Manager will receive customary compensation in connection with the Offer. We have also agreed to reimburse the Dealer Manager for reasonable out-of-pocket expenses incurred in connection with the Offer, including reasonable fees and expenses of counsel, and to indemnify the Dealer Manager against various liabilities in connection with the Offer, including liabilities under the United States federal securities laws.

The Dealer Manager and its affiliates have provided, and may in the future provide, various investment banking and other services to us for which they have received, or we expect they will receive, customary compensation from us. An affiliate of the Dealer Manager is the syndication agent and a lender under the current credit agreement of a subsidiary of the Company.

The Dealer Manager and its affiliates in the ordinary course of their respective businesses may purchase and/or sell our securities, including shares of our common stock, for their respective own accounts and for the account of their respective customers. As a result, the Dealer Manager and its affiliates at any time may own certain of our securities, including shares of our common stock. In addition, the Dealer Manager and its affiliates may tender shares into the Offer for their own account.

We have also retained Georgeson Inc. to act as Information Agent and Computershare Trust Company, N.A. to act as Depositary in connection with the Offer. The Information Agent may contact stockholders by mail, telephone, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager, the Information Agent and the Depositary as described above) for soliciting tenders of shares pursuant to the Offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominee stockholders are urged to consult the brokers, dealers or other nominee stockholders to determine whether transaction costs may apply if stockholders tender shares through the brokers, dealers or other nominee stockholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or an agent of the Information Agent, the Dealer Manager or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares pursuant to the Offer, except as otherwise provided in Section 5.

Certain officers and employees of the Company may render services in connection with the Offer but will not receive any additional compensation for such services.

17.	Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in that jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers licensed under the laws of such jurisdiction.

After completing the Offer, we may purchase additional shares in the open market subject to market conditions. We may also purchase shares in private transactions, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least 10 business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of the Offer, our business and financial position and general economic and market conditions. As previously disclosed, our Board of Directors has currently authorized us to make up to $200.0 million in additional future purchases, under our share repurchase program (assuming $300.0 million is purchased pursuant to the Offer). The program, which does not obligate us to repurchase any particular amount of common stock, may be modified or suspended at any time at the discretion of our Board of Directors.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning Chemtura.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the Offer or as to the price or prices at which you may choose to tender your shares in the Offer. You should rely only on the information contained in this Offer to Purchase and in the Letter of Transmittal or to documents to which we have referred you. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of Chemtura or any of its subsidiaries or affiliates since the date hereof. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Dealer Manager, the Depositary or the Information Agent.

CHEMTURA CORPORATION

October 31, 2014

The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

Computershare Trust Company, N.A.

If delivering by mail:	If delivering by hand or courier:
Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
c/o Voluntary Corporate Actions	c/o Voluntary Corporate Actions
P.O. Box 43011	250 Royall Street, Suite V
Providence, Rhode Island 02940-3011	Canton, Massachusetts 02021

By Facsimile Transmission (for Eligible Institutions Only): (617) 360-6810

Confirm Facsimile Transmission: (781) 575-2332

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent. The Information Agent will promptly furnish to stockholders additional copies of these materials at the Company’s expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Georgeson Inc.

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

All shareholders call toll-free: (866) 203-9357

The Dealer Manager for the Offer is:

Wells Fargo Securities, LLC

375 Park Avenue

New York, New York 10152

Call: (212) 214-6400

Call Toll Free: (877) 450-7515